Exhibit 99.2

Evergreen Solar Announces Pricing of $75 Million Convertible Subordinated Note Offering

MARLBORO, Mass., June 24, 2005 (BUSINESS WIRE) — Evergreen Solar, Inc. (Nasdaq: ESLR) today announced the pricing of its offering of $75 million aggregate principal amount of convertible subordinated notes due 2012 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will bear interest at a rate of 4.375% per year and will be subordinated to all existing and future senior debt of Evergreen Solar. Evergreen Solar has granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes. The sale of the notes is expected to close on June 29, 2005.

The notes are convertible into shares of common stock of Evergreen Solar at an initial conversion rate of 135.3180 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $7.39, subject to adjustment. The initial conversion price represents a premium of approximately 20% relative to the last reported sale price of common stock of Evergreen Solar on the Nasdaq National Market of $6.16 on June 23, 2005.

Evergreen Solar intends to use the net proceeds from this proposed offering for general corporate purposes, including capital expenditures, research and development and potential investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies, to fund further enhancements of its operating infrastructure and manufacturing capacity increases and for working capital.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

A Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent the Company’s current expectations and beliefs, including the Company’s intent and ability to complete the proposed offering described above. The forward-looking statements, however, are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.